Mobile-health Network Solutions

manaDR



Investor Presentation

Trusted lifelong healthcare companion

Lead Underwriter

NETWORK 1 FINANCIAL SECURITIES, INC.

Issuer Free Writing Prospectus Dated March 11, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended relating to Preliminary Prospectus Dated March 6, 2024 Registration Statement No. 333-277254

IMPORTANT

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DISCLAIMER

This Presentation has been prepared by Mobile-health Network Solutions (the "Company" or "MaNaDr") solely for informational purposes and is intended only for those persons to whom it is delivered personally by or on behalf of the Company, without regard to the specific investment objectives, financial situation and particular needs of any person. The information included herein in this Presentation has not been independently verified. No representations, warranties or undertakings, express or implied, are made by Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this Presentation. By viewing or accessing the information contained in this Presentation, you acknowledge and agree that none of Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this Presentation or otherwise arising in connection with the Presentation. The information presented or contained in this Presentation is subject to change without notice and its accuracy is not guaranteed. None of the Company or any of its affiliates, advisers or representatives or the underwriter make any undertaking to update any such information subsequent to the date hereof. This Presentation should not be construed as legal, tax, investment or other advice.

The Company has filed a registration statement on Form F-1 with the Securities and Exchange Commission relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective. The proposed offering of the Company's securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended. Any decision to purchase the Company's securities in the proposed offering should be ma de solely on the basis of the information contained in the prospectus.

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WHO WE ARE

LIFELONG TRUSTED COMPANION IN OUR USERS' HEALTHCARE JOURNEY

Re-imagining a healthcare experience where it is affordable, accessible, and easy to understand.

MaNaDr provides instantaneous, 24/7, one-stop comprehensive mobile medical services and health products for users.



OUR EXPERTISE

TELEMEDICINE

Pediatric, Geriatric, Gender-affirming Care, Specialists

SCALE

Highest tele-consultations in Singapore with more than 100,000 consultations / month[1]

BRANDS

MaNaDr

WELLNESS MARKETPLACE

Prescription-Fulfillment, Medicine & Medical Products & Services, Weight Mgmt., Mental Health Professional Care, Aesthetic Care

SCALE

~ 2,000 SKUs

BRANDS

MaNaShop, MaNaStore

NEXT-GEN HEALTH OS

AI-Forward Triage & Companion, Physicians Support Network, CME Programs, Clinic Management System, Blockchain Patient EHRs

SCALE

Most comprehensive portfolio in APAC [1]

BRANDS

MaNaDr, OtterSG, MaNaForum

Note: (1) Based on the 2023 industry report by Frost & Sullivan, as at Oct 2023

OUR MISSION

To be the trusted healthcare companion in APAC by providing an **affordable**, **accessible** and **easy to understand** healthcare experience.

OVER 18 COUNTRIES [3]

#1 TELEHEALTH PROVIDER

Over 100,000 Monthly Consults[1]

1,500+ SINGAPORE MEDICAL PROFESSIONALS

SPECIALISTS

Cardiology, Dermatology, Endocrinology, Gastroenterology, Internal Medicine, OBGYN, ENT, Psychiatry, Urology, etc

700+ CLINICS

Already Participating[2]

OVER 1 MILLION USERS [4]

WITH OVER 1.6 MILLION TELE-CONSULTATIONS COMPLETED [5]

FIRST DPTM-CERTIFIED
Telehealth Provider[6]

3 PRESIDENTIAL AWARDS
MaNaDr | Dr Siaw | Dr Teoh

HIGHEST RATED
& Most Reviewed Telehealth App in Singapore[7]

Notes: (1) As of Oct 2023, based on the report from Frost & Sullivan, an independent market research firm, where it was commissioned to provide information regarding the industry and MaNaDr's market position in Singapore. | (2) Number of partnering clinics in our network as at October 2023. | (3) As at October 2023, our MaNaForum serves users from these countries | (4) Includes our MaNaForum users as at October 2023. | (5) As at October 2023 | (6) One of the six pilot organizations, including DBS Bank Ltd and Tan Tock Seng Hospital, that received Data Protection Trust Mark certification by the Infocomm Media Development Authority of Singapore. | (7) As of 14 June 2023



PEER COMPARISON: ACCESSIBILITY

#1 MARKET SHARE IN SINGAPORE



Of Tele-Consultations Per Day
Based on Frost & Sullivan report for the period between Dec 2022 and May 2023
Competitor D
Competitor C
Competitor B
Competitor A
MaNaDr
MaNaDr (Oct 2023)
33% increase
0
1,000
2,000
3,000
4,000

Source: DATA.AI. Database. (formerly App Annie), Company Website, Frost & Sullivan Analysis. As of October 2023, the average daily number of tele-consultations is about 4,000.

MILESTONES

HISTORY HIGHLIGHTS

2016

LAUNCH

Launch of MaNaDr Mobile App

2019

AWARDS

First tele-health company to be awarded Data Protection Trustmark

2020

EXPANSION

Government contract for home recovery & telehealth solutions

2022

SERIES A

Certificate of Appreciation by MOM (COVID-19)

S$13M Series A funding completed

2023

CERTIFICATION

The President's Certificate of Commendation (COVID-19)

Incorporated subsidiary in Vietnam

Cybersecurity Certified


Revenue (US$)
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Total Rev
$7.0m
$0.8M
$4.6M
$1.5M
4.5X
Total Rev
$7.9m
$1.0M
$0.1M
$6.7M
2022*
2023*
Sale of Medicine, Medical Devices & other services
Telemedicine - Public Sector
Telemedicine - Private Sector

COMPANY REVENUE

- **DIVERSIFIED REVENUE STREAM**
- **STRONG CASHFLOW**
  Tele-medicine – Private Sector paid through credit cards by individuals vs. reimbursement by other payors
- **SUSTAINED POST-COVID MOMENTUM**

**Years end June 30. Non-GAAP presentation as certain revenue categories have been merged for ease of understanding. Please refer to the F-1 for the GAAP-compliant presentation*

FOR PATIENTS

WE HAVE TRANSFORMED HOW HEALTHCARE IS CONSUMED

	Traditional Primary Healthcare (Singapore)	manaDR	Traditional Primary Healthcare (United States)
Consultation Cost Per Visit (US$ equivalent)	~$18 – $25	**~$5.9 – $9.5**	~$100 – $200
Time to Delivery [2,3]	1–1.5 Hours	**Nearly Instant**	~26 Days
Care Continuum	Stops immediately after consultation	**24/7**	Stops immediately after consultation
AI Companion [4]	No	**Yes**	No

Notes: (1) Based on US$1:S$1.37 (as of 3 Oct 2023) | (2) Source: https://www.statnews.com/2023/05/02/doctor-appointment-wait-times-solutions/ (accessed 3 Oct 2023) | (3) ~95% of Manadr patients will be attended by a physician in less than 1 minute during normal working hours of between 8am to 8pm. | (4) Patient can access AI Face-scan to continuously monitor their well-being, and soon, an AI-companion that reminds, encourages and tracks the patient's healthcare journey

FOR HEALTHCARE PROFESSIONALS

WE HAVE TRANSFORMED HOW HEALTHCARE IS MANAGED

	Traditional Primary Healthcare (Singapore)	manaDR	Traditional Primary Healthcare (United States)
Average Clicks To Prescribe Tylenol (Paracetamol)[1]	None: Pen & Paper Required	**4 Clicks**	14 – 62 Clicks
Handling Patients' Questions	Combination Of Physician & Clinic Assistants	**Dedicated Pool Of Care Consultants**	Physicians
Available Administrative Assistance Hours To Doctors	During Clinic Operating Hours	**24/7**	During Clinic Operating Hours
Concurrent Multi-specialty Consultation	N/A	**Yes**	N/A
Time To Start Practicing	> 1 Month	**Within 5 Mins After Onboarding**	N/A
Geographical Restrictions	Clinic-Based	**Anywhere In The World**	Clinic-Based

Notes: (1) Source: https://pubmed.ncbi.nlm.nih.gov/29982549/ (accessed 3 Oct 2023)


Overall
73
Looking good!
Critical
Bad
Normal
Good
Great
Vital
Good
Heart Rate
76 BPM
Normal
Breathing
0 BRPM
Slow
Systolic Blood Pressure
131 mmHg
High Normal
Diastolic Blood Pressure
84 mmHg
High Normal
Physiological
Good
36.29 ms

TECHNOLOGICAL ADVANTAGES + PROPRIETARY HEALTH OS

Our Proprietary Health Operating System:

Intuitively connects patients with their healthcare services/providers instantly

01 | TELE-MONITORING & ALLOCATION SYSTEM (TMAS)

02 | INSTANT CONNECTION FROM PATIENTS TO PROVIDERS

03 | PREDICTIVE & PREVENTATIVE HEALTHCARE

04 | AI-ENABLED FOLLOW-UP CARE

05 | SMART VIRTUAL CLINICS

06 | AI FACE SCANS

AWARDS & ACCOLADES

01 The only MedTech company to be awarded the **Data Protection Trustmark (DPTM)** by the Infocomm Media Development Authority (IMDA) of Singapore.

02 **Awarded by Ministry of Manpower** – in recognition of dedication and support towards the provision of medical services to migrant workers

03 Awarded the **CSA Cybersecurity Certification** - Cyber Essentials Mark in 2023.

04 Awarded the **Singapore President's Certificate of Commendation (COVID-19) in 2023**, for services rendered during the COVID-19 pandemic.

05 **One of Singapore's Fastest Growing Companies** in 2024



DATA PROTECTION
ASSURED
MANADR PTE LTD

Data Protection Trustmark (DPTM)



MINISTRY OF MANPOWER
CERTIFICATE OF APPRECIATION



Awarded by Ministry of Manpower – in recognition of dedication and support towards the provision of medical services to migrant workers



Certificate of Conformance
MANADR PTE. LTD.
CSA Cybersecurity Certification
Cyber Essentials mark
CYBER ESSENTIALS

CSA Cyber Essentials Mark 2023



COMMENDATION





THE STRAITS TIMES
Singapore's Fastest Growing Companies
2024
statista

FY2024 & BEYOND

OUR FUTURE OPPORTUNITIES

- Blockchain Database For Improved Patient Data Security and Integrity
- Inter-operability With Health Monitoring Devices
- Clinical Information Systems
- Geographical Expansion – Cambodia / New Zealand / Thailand / Indonesia

MANADR HEALTH OPERATING SYSTEM

- AI-Enabled Medical Companion
- Insurance / Payor Connectivity
- Geographical Expansion – Malaysia / Vietnam / Philippines / Australia

- Accounting / HRM Software Integration
- Medical Decision Support Systems

Asia-Pacific Mobile Health Market



$49.84 B
CAGR: 24.22%
$16.85 B
2023
2028

Source:
(1) Based on the 2023 industry report by Frost & Sullivan

APAC + SINGAPORE REGION

FORECASTED MARKET TRENDS

CAGR 24.22%

APAC Mobile Health Market size is expected to grow from $16.85 billion in 2023 to $49.84 billion by 2028, at a CAGR of 24.22% during this period.[1]

GROWING TELE-HEALTH TRENDS

APAC mobile health market will be driven by an increasing remotely-located consumer base, growing investments in the digitalization of healthcare institutions, a rising number of chronic/infectious disease patient populations, including COVID-19, and increasing internet penetration. [1]

PENETRATION RATE EXPECTED TO GROW TO 23.5% IN 2027

Tele-consultation has gained significant popularity in Singapore, and its usage has been further accelerated by the COVID-19 pandemic. The number of tele-consultations as a percentage of the total outpatient consultations in Singapore was 11.4% in 2020 to 13.5% in 2022, and is expected to continue growing to 10.7 million consultations in 2027, to account for 23.5% of the total outpatient consultations[1]

KEY PERSONNEL



Law Pei Bei
Chief Business Officer
MBA graduate with more than 11 years of experience in business management and development



Peng Chee Yong
Chief Financial Officer
Over 14 years of experience in audit and oversight of the finance function in various listed companies in Singapore and Hong Kong



Felicia Chan Siew Siew
Chief Technology Officer
Leads, develops and delivers computer programs, system software and network solutions to internal and external customers



Dr Nathan Siaw Seng Taat
Chief Medical Officer
Medical officer in charge of the Singapore army care facility during the COVID-19 pandemic



Rex Chin Chien Howh
Financial Controller
Ex-tax planner for a listed company in Malaysia

DIRECTORS



Dr Siaw Tung Yeng, PBM
Co-Founder / Co-CEO
More than 30 years of professional experience in healthcare and medical informatics



Dr Teoh Pui Pui, PBM
Chairwoman of the Board/ Co-Founder/ COO / Co-CEO
Primarily responsible for business strategies, and overseeing the day-to-day operations



Lun Kwok Chan
Independent Director
Founder / CEO of Gateway Consulting Pte Ltd, training in biostatistics & health informatics



Gabe Rijpma
Independent Director
CEO / director of Aceso Health. Ex- senior director of Health & Social Services for Asia at Microsoft



Lai Kuan Loong Victor
Independent Director
Principal consultant at CitadelCorp Pte Ltd & external adviser at Bain & Company



manaDR

Contact Information
Mobile-health Network Solutions
2 Venture Drive, #07-06/07 Vision Exchange
Singapore 608526
+65 6222 5223 | investors@manadr.com

Trusted lifelong healthcare companion

Let's create an **affordable**, **accessible**, and **easy-to-understand** healthcare experience

Lead Underwriter
Network 1 Financial Securities, Inc.
+1 732 758 9001 | MNDRIPO@netw1.com

Investor Relations
Skyline Corporate Communications Group, LLC
+1 617 906 8823 | Info@skylineccg.com